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                                                                   Exhibit 10.48

                  AGREEMENT FOR CHAIRMAN OF BOARD OF DIRECTORS


        THIS AGREEMENT is made and entered into effective as of June 6, 2001 (the "Effective Date"), by and between BAM! Entertainment, Inc., a Delaware corporation, ("Company") and Robert Holmes, an individual ("Director").

        1. Term.

               (a) This Agreement shall continue for a period of one (1) year from the Effective Date and shall continue thereafter for as long as Director is elected as Chairman of the Board of Directors ("Chairman") of Company.

               (b) Notwithstanding the foregoing and provided that Director has neither voluntarily resigned nor been terminated for "cause" as defined in
Section 3(b) of this Agreement, Company agrees to use its best efforts to reelect Director to the Board for a period of three (3) years at the 2001 Annual Meeting of the Shareholders.

        2. Position and Responsibilities.

               (a) Position. Company hereby retains Director to serve as Chairman of the Board of Directors. Director shall perform such duties and responsibilities as are normally related to such position in accordance with Company's bylaws and applicable law, including those services described on Exhibit A, (the "Services"), and Director hereby agrees to use his best efforts to provide the Services. Director shall not allow any other person or entity to perform any of the Services for or instead of Director. Director shall comply with the statutes, rules, regulations and orders of any governmental or quasi-governmental authority, which are applicable to the performance of the Services, and Company's rules, regulations, and practices as they may from time-to-time be adopted or modified.

               (b) Other Activities. Director may be employed by another company, may serve on other Boards of Directors or Advisory Boards, and may engage in any other business activity (whether or not pursued for pecuniary advantage), as long as such outside activities do not violate Director's obligations under this Agreement or Director's fiduciary obligations to the shareholders, except as set forth in Exhibit B. The ownership of less than a 5% interest in an entity, by itself, shall not constitute a violation of this duty. Except as set forth in Exhibit B, Director represents that, to the best of his knowledge, Director has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, and Director agrees to use his best efforts to avoid or minimize any such conflict and agrees not to enter into any agreement or obligation that could create such a conflict, without the approval of the Chief Executive Officer or a majority of the Board of Directors. If, at any time, Director is required to make any disclosure or take any action that may conflict with any of the provisions of this Agreement, Director will promptly notify the Chief Executive Officer or the Board of such obligation, prior to making such disclosure or taking such action.


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               (c) No Conflict. Except as set forth in Section 2(b) and Exhibit
B, Director will not engage in any activity that creates an actual conflict of interest with Company, regardless of whether such activity is prohibited by Company's conflict of interest guidelines or this Agreement, and Director agrees to notify the Board of Directors before engaging in any activity that creates a potential conflict of interest with Company. Specifically and except as set forth in Section 2(b) and Exhibit B of this Agreement, Director shall not engage in any activity that is in direct competition with the Company or serve in any capacity (including, but not limited to, as an employee, consultant, advisor or director) in any company or entity that competes directly with the Company, as reasonably determined by a majority of Company's disinterested board members, without the approval of the Chief Executive Officer.

        3. Compensation and Benefits.

               (a) Director's Fee. In consideration of the services to be rendered under this Agreement, Company shall pay Director a fee at the rate of One Hundred Thousand Dollars ($100,000) per year, which shall be paid in accordance with Company's regularly established practices regarding the payment of Directors' fees, but in no event later than 12 months after the Effective Date of this Agreement and each of its subsequent anniversaries, if any.

               (b) Stock and Stock Options. Company acknowledges that Director is an owner of both Common and Preferred Stock and holds an option to purchase stock in Company, and that the rights attributable to these securities (the "Securities") shall not be affected by the execution of this Agreement. In addition, in consideration of the services to be rendered under this Agreement, Company agrees to grant Director the following two stock options subject to the approval of the Board of Directors (the "Options"): (1) an option to purchase 10,000 shares of Company's Common Stock at an exercise price of $22.53 per share (the fair market value of Company's Common Stock on the Effective Date), which shall be fully vested on the Effective Date; and (2) an option to purchase 10,000 shares of Company's Common Stock, which shall have an exercise price equal to 100% of the price charged pursuant to Company's Initial Public Offering ("IPO"), unless the IPO has not occurred by December 31, 2001, in which case, the exercise price shall be 100% of the fair market value of Company's Common Stock on such date, and which options shall be fully vested commencing upon the earlier of the date of Company's IPO or December 31, 2001. In the event (i) of a merger, change in control or sale of Company or (ii) Director either is terminated as a board member or is not reelected, where the Director has not engaged in conduct during his tenure on the board which would constitute "cause" for such termination, as determined by a majority vote of the disinterested board members, the Shares immediately shall become fully vested. "Cause" means a determination by a majority of the disinterested board members that the Director has been engaged in any of the following: (i) malfeasance in office; (ii) gross misconduct or neglect; (iii) false or fraudulent misrepresentation inducing Director's appointment; (iv) willful conversion of corporate funds; (v) material breach of an obligation to make full disclosure; (vi) gross incompetence; (vii) gross inefficiency; (viii) acts of moral turpitude; or (ix) repeated failure to participate (either by telephone or in person) board meetings on a regular basis despite having received proper notice of the meetings at least 48 hours in advance thereof. The removal of Director as Chairman, by itself, shall not affect the vesting schedule. The Options shall be subject to the terms and conditions of Company's 2000 Stock Incentive Plan (the "Plan") and Company's standard Stock Option


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Agreement, as modified by this Agreement. During the term of this Agreement,
Director may be granted additional stock options or other equity rights, as determined by Company's Compensation Committee, in its sole discretion.

               (c) Benefits. Company will provide Director and his domestic partner with medical, dental, eye-care, disability and life insurance benefits in accordance with the benefit plans established by Company for its senior executives (as may be amended from time to time in Company's sole discretion) to the extent allowed under the terms of such plans and will pay all premiums for coverage of Director and his family, including his domestic partner. Director shall also be eligible to participate in any additional benefits made generally available by Company to its senior executives, to the extent allowed by the benefit plans established by Company, which may be amended or terminated at any time in Company's sole discretion; except that Director shall not be entitled to any paid vacation leave.

               (d) Expenses. The Company shall reimburse Director for all reasonable business expenses incurred in the performance of his duties hereunder in accordance with Company's expense reimbursement guidelines.

               (e) Indemnification. Company will indemnify and defend Director against any liability incurred in the performance of the Services to the fullest extent authorized in Company's Certificate of Incorporation, as amended, bylaws, as amended, and applicable law. Company has purchased Director's and Officer's liability insurance, and Director shall be entitled to the protection of any insurance policies the Company maintains for the benefit of its Directors and Officers against all costs, charges and expenses in connection with any action, suit or proceeding to which he may be made a party by reason of his affiliation with Company, its subsidiaries, or affiliates.

               (f) Records. Director shall have reasonable access to books and records of Company, as necessary to enable Director to fulfill his obligations as a Director of Company.

        4. Termination.

               (a) Right to Terminate. At any time, Director may be removed as Chairman as provided in Company's Certificate of Incorporation, as amended, bylaws, as amended, and applicable law. Director may resign as Chairman or Director as provided in Company's Certificate of Incorporation, as amended, bylaws, as amended, and applicable law. Notwithstanding anything to the contrary contained in or arising from this Agreement or any statements, policies, or practices of Company, neither Director nor Company shall be required to provide any advance notice or any reason or cause for termination of Director's status as Chairman, except as provided in Company's Certificate of Incorporation, as amended, Company's bylaws, as amended, and applicable law.

               (b) Effect of Termination as Chairman. Upon a termination of Director's status as Chairman, in which Director remains a Director, this Agreement will terminate, and the Company and Director will sign the Company's standard Director's Agreement, in effect at the time of the termination, subject to any modifications to which both parties mutually agree; provided, however, following such termination and for as long as Director continues to serve as a Director of the Company, the Company will continue to provide Director and his domestic partner with medical, dental and eye-care benefits provided by Section 3(c) and will pay all


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premiums for coverage of Director and his family, including his domestic partner under such benefit plans as provided in Section 3(c) to the extent allowed under applicable law. Except as provided herein, the Company shall pay to Director all compensation and benefits to which Director is entitled up through the date of termination, and thereafter, all of the Company's obligations under this Agreement shall cease, except as provided in Sections 1(b), 3(b), 3(d), 3(e), and 5.

               (c) Effect of Termination as Director. Upon a termination of Director's status as a Director, this Agreement will terminate; Company shall pay to Director all compensation and benefits to which Director is entitled up through the date of termination; and Director shall be entitled to his rights under COBRA, HIPPA, and any other applicable law. Thereafter, all of Company's obligations under this Agreement shall cease, except as provided in Sections 1(b), 3(b), 3(d), 3(e) and 5.

        5. Termination Obligations.

               (a) Director agrees that all property, including, without limitation, all equipment, tangible proprietary information, documents, records, notes, contracts, and computer-generated materials provided to or prepared by Director incident to his services belong to Company and shall be promptly returned at the request of Company.

               (b) Upon termination of this Agreement, Director shall be deemed to have resigned from all offices then held with Company by virtue of his position as Chairman, except that Director shall continue to serve as a director if elected as a director by the shareholders of Company as provided in Company's Certificate of Incorporation, as amended, Company's bylaws, as amended, and applicable law. Director agrees that following any termination of this Agreement, he shall cooperate with Company in the winding up or transferring to other directors of any pending work and shall also cooperate with Company (to the extent allowed by law, and at Company's expense) in the defense of any action brought by any third party against Company that relates to the Services.

               (c) The Company and Director agree that their obligations under this Section, as well as Sections 1(b), 3(b), 3(d), 3(e), 4(b), 4(c) and 7, shall survive the termination of this Agreement.

        6. Nondisclosure Obligations. Director shall maintain in confidence and shall not, directly or indirectly, disclose or use, either during or after the term of this Agreement, any Proprietary Information (as defined below), confidential information, or trade secrets belonging to Company, whether or not it is in written or permanent form, except to the extent necessary to perform the Services, as required by a lawful government order or subpoena, or as authorized in writing by Company. These nondisclosure obligations also apply to Proprietary Information belonging to customers and suppliers of Company, and other third parties, learned by Director as a result of performing the Services. "Proprietary Information" means all information pertaining in any manner to the business of Company, unless (i) the information is or becomes publicly known through lawful means; (ii) the information was part of Director's general knowledge prior to his


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relationship with Company; or (iii) the information is disclosed to Director without restriction by a third party who rightfully possesses the information and did not learn of it from Company.

        7. Dispute Resolution.

               (a) Jurisdiction and Venue. The parties agree that any suit, action, or proceeding between Director (and his attorneys, successors, and assigns) and Company (and its affiliates, shareholders, directors, officers, employees, members, agents, successors, attorneys, and assigns) relating to the Services or the termination of those Services shall be brought in either the United States District Court for the Northern District of California or in a California state court in the County of Santa Clara and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. If any one or more provisions of this Section shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

               (b) Attorneys' Fees. Should any litigation, arbitration or other proceeding be commenced between the parties concerning the rights or obligations of the parties under this Agreement, the party prevailing in such proceeding shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its attorneys' fees in such proceeding. This amount shall be determined by the court in such proceeding or in a separate action brought for that purpose. In addition to any amount received as attorneys' fees, the prevailing party also shall be entitled to receive from the party held to be liable, an amount equal to the attorneys' fees and costs incurred in enforcing any judgment against such party. This Section is severable from the other provisions of this Agreement and survives any judgment and is not deemed merged into any judgment.

        8. Entire Agreement. This Agreement is intended to be the final, complete, and exclusive statement of the terms of Director's relationship solely with respect to his position as Chairman with Company. This Agreement entirely supercedes and may not be contradicted by evidence of any prior or contemporaneous statements or agreements pertaining to Director's relationship as Chairman or Director. Agreements related to Director's ownership of the Securities are not affected by this Agreement.

        9. Amendments; Waivers. This Agreement may not be amended except by a writing signed by Director and by a duly authorized representative of the Company other than Director. Failure to exercise any right under this Agreement shall not constitute a waiver of such right.

        10. Assignment. Director agrees that Director will not assign any rights or obligations under this Agreement, with the exception of Director's ability to assign rights with respect to the Securities. Nothing in this Agreement shall prevent the consolidation, merger or sale of Company or a sale of all or substantially all of its assets.

        11. Severability. If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to fullest extent


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permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

        12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

        13. Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

        14. Binding Agreement. Each party represents and warrants to the other that the person(s) signing this Agreement below has authority to bind the party to this Agreement and that this Agreement will legally bind both Company and Director. This Agreement will be binding upon and benefit the parties and their heirs, administrators, executors, successors and permitted assigns. To the extent that the practices, policies, or procedures of Company, now or in the future, are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Director's duties or compensation as Chairman will not affect the validity or scope of the remainder of this Agreement.

        15. Director Acknowledgment. Director acknowledges Director has had the opportunity to consult legal counsel concerning this Agreement, that Director has read and understands the Agreement, that Director is fully aware of its legal effect, and that Director has entered into it freely based on his own judgment and not on any representations or promises other than those contained in this Agreement.

        16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        17. Date of Agreement. The parties have duly executed this Agreement as of the date first written above.


    BAM! Entertainment, Inc.,            Director:
    a Delaware corporation:


    By: /s/ RAYMOND C. MUSCI             /s/ ROBERT HOLMES
        ----------------------------     --------------------------------
        Name:  Raymond C. Musci          Robert Holmes
        Title:  CEO and President


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                                    EXHIBIT A

                             DESCRIPTION OF SERVICES


        Responsibilities as Director. Director shall have all responsibilities of a Director of the Company imposed by Delaware or applicable law, the Certificate of Incorporation, as amended, and Bylaws, as amended, of Company. These responsibilities shall include, but shall not be limited to, the following:

1. Attendance. Use best efforts to attend scheduled meetings of Company's Board of Directors;

2. Act as a Fiduciary. Represent the shareholders and the interests of Company as a fiduciary; and

3. Participation. Participate as a full voting member of Company's Board of Directors in setting overall objectives, approving plans and programs of operation, formulating general policies, offering advice and counsel, serving on Board Committees, and reviewing management performance.



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                                    EXHIBIT B

                              AUTHORIZED ACTIVITIES


Zeke Capital Partners LP
Ripcord Games LLC
PCH Holdings LLC
GBA Ventures LLC
Northport Ventures LLC
Entertainment Brands, Inc.
Acclaim Entertainment, Inc.
NTN Communications, Inc.
iBuyline, Inc.
TakeTwo Interactive, Inc.
RG Capital LP